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                                                                     EXHIBIT 5.1

                            ST. JOHN & WAYNE, L.L.C.

                                 July 15, 1998

Tri-State Outdoor Media Group, Inc.
3416 Highway 41 South
Tifton, Georgia 31793

     We are furnishing this opinion in connection with the Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") filed on July 15, 1998 by Tri-State Outdoor Media Group, Inc. (the "Company") relating to the offer to exchange $100,000,000 aggregate principal amount of 11% Senior Notes due 2008 (the "Exchange Notes") for the outstanding $100,000,000 aggregate principal amount of 11% Senior Notes due 2008 (the "Existing Notes" and, together with the Exchange Notes, the "Notes"). The Existing Notes were, and the Exchange Notes will be, issued by the Company pursuant to an Indenture dated as of May 15, 1998 (the "Indenture") between the Company and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee") which is filed herewith. The exchange will be made pursuant to an exchange offer contemplated by the Registration Statement.

     We have acted as your counsel in connection with the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization, issuance, sale and exchange of the Notes. We have made such examination as we consider necessary to render this opinion.

     This opinion is limited to the federal laws of the United States and the laws of the State of New York and the General Corporation Code of Kansas. We note that the Indenture and Notes are governed by the laws of the State of New York and, therefore, in rendering this opinion, we have relied, as to the opinions set forth in paragraph 1 below, upon the opinion of McDowell, Rice, Smith & Garr with respect to matters of Kansas law and with respect to matters relating to the due incorporation and good standing of the Company.

     Based upon the foregoing, we are of the opinion that:

     1. The Indenture has been duly authorized, executed and delivered by the Company and the Trustee and, upon the due execution, authentication and delivery of the Exchange Notes and exchange thereof for Existing Notes in accordance with the Indenture and in the manner described in the Registration Statement, the Exchange Notes will be valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     In rendering the foregoing opinions, we express no opinion as to federal or state laws relating to fraudulent transfers.

     We hereby consent to the filing of this opinion as a part of the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus filed as part thereof.

                                          Very truly yours,

                                          /s/ ST. JOHN & WAYNE, L.L.C.